UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


         Date of Report (Date of earliest Event reported) June 19, 2002


                 CRD HOLDINGS, INC. (f/k/a GUMP & COMPANY, INC.)
             (Exact name of registrant as specified in its charter)


            Delaware                     033-26616               75-2256798
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
         incorporation)                                      Identification No.)


           5808 Sepulveda Blvd., Suite 502, Van Nuys, California 91411
               (Address of principal executive offices) (Zip Code)
       Registrant's telephone number, including area code: (818) 909-7425

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Item 1. Change in Control of Registrant.

         Effective June 19, 2002, pursuant to an Agreement and Plan of Merger dated as of June 12, 2002, Gump & Company, Inc., a Delaware Corporation (the "Company") completed a transaction with MAII Holdings, Inc., a Texas corporation ("MAII"), CRD Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company ("CRD Acquisition"), Car Rental Direct, Inc., a Nevada corporation and a wholly-owned subsidiary of MAII ("Car Rental Direct"), and certain holders of the outstanding capital stock of the Company (the "Merger Agreement"), pursuant to which CRD Acquisition merged with and into Car Rental Direct (the "Merger"). Car Rental Direct emerged from the Merger as the surviving corporation and a wholly-owned subsidiary of the Company.

         Pursuant to the terms of the Merger Agreement, (i) each outstanding share of the capital stock of Car Rental Direct held in its treasury was canceled and retired, (ii) each outstanding share of the capital stock of CRD Acquisition was converted into one (1) share of the common stock of Car Rental Direct, and (iii) the remaining outstanding shares of the capital stock of Car Rental Direct, all of which were held by MAII, were converted into an aggregate 8,250,000 shares of the capital stock of the Company. As a result of the Merger, MAII acquired control of the Company though its aggregate holding of approximately 97% of the issued and outstanding voting securities of the Company.

         Prior to the Merger, Mark Disalvo, the Company's former President, held 2,400,000 shares of our Common Stock, which shares constituted approximately 98% of the voting securities of the Company. In connection with the Merger, Mr. Disalvo sold a total of 150,000 shares to certain individuals and delivered to the Company certificates representing 2,250,000 shares of Common stock, which were then canceled by the Company. Disalvo is no longer a stockholder of the Company.

         Immediately following the consummation of the Merger, Disalvo resigned as a director, officer and employee of the Company. The new directors of the Company are: Messrs. Christie S. Tyler, Richard F. Dahlson, Thomas A. Montgomery, Brodie Cobb.

         The new officers of the Company are: Christie S. Tyler, President and Chief Executive Officer; and Richard F. Dahlson, Secretary.

Item 2.  Acquisition or Disposition of Assets.

         The Company acquired Car Rental Direct through the above described Merger. Car Rental Direct is incorporated in the State of Nevada and is a rental car company that specializes in renting cars to customers whose personal or corporate vehicle is out of service for an extended period of time. Car Rental Direct currently has 20 daily rental locations and four satellite locations, and one wholesale used car facility in California, Arizona and Nevada, and has a fleet of approximately 2,000 cars. The Company will operate Car Rental Direct as our wholly-owned subsidiary.

         Car Rental Direct uses a wide variety of makes and models of cars for daily rental purposes, nearly all of which are current year or the previous year's models. Car Rental Direct rents cars on a daily, weekend, weekly or monthly basis, with rental charges computed on a limited or unlimited mileage


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rate, or on a time rate plus a mileage  charge.  Car Rental Direct 's rates vary at different locations depending on local market, competitive and cost factors, and virtually all rentals are made utilizing rate plans under which the customer is responsible for gasoline used during the rental.

Item 5. Other Events and Regulation FD Disclosure.

         In connection with the Merger, the Company changed its name to CRD Holdings, Inc. and amended and restated its Certificate of Incorporation to: (i) increase the number of authorized shares of the Company's Common Stock from 20,000,000 to 40,000,000 and to decrease the par value of the Company's Common Stock from $0.01 per share to $0.001 per share; and (ii) increase the number of authorized shares of the Company's Preferred Stock from 2,000,000 to 10,000,000, with no change in par value.

Item 7.  Financial Statements and Exhibits.

         (a)      Financial Statements of businesses acquired.

         No financial statements are filed herewith. The Company will file financial statements by amendment hereto not later than 60 days after the date that this Current Report on Form 8-K must be filed.

         (b)      Pro forma financial information.

         No pro forma financial statements are filed herewith. The Company will file pro forma financial statements by amendment hereto not later than 60 days after the date that this Current Report on Form 8-K must be filed.

         (c)      Exhibits.

         The following is a list of exhibits filed as part of this Current report on Form 8-K:

         2.1 Agreement and Plan of Merger, dated as of June 12, 2002, by and among MAII Holdings, Inc., a Texas Corporation, Car Rental Direct, Inc., a Nevada corporation, Gump & Company, Inc., a Delaware corporation, CRD Acquisition, Inc., a Nevada corporation, and certain holders of the outstanding capital stock of Gump.

         2.2 Reorganization Agreement, dated as of June 12, 2002, by and among Gump & Company, Inc., Mark Disalvo, California Brokerage Services, Inc., Kevin Halter, and Robert M. Kern.

         2.3 Resignation Letter, dated as of June 12, 2002, by Mark Disalvo, resigning as director, officer, and employee of Gump & Company, Inc.

         99.1 Amended and Restated Certificate of Incorporation of Gump & Company, Inc., dated as of June 12, 2002.


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                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



DATE: June  27, 2002                CRD HOLDINGS, INC



                                    By:  /s/ Christie S. Tyler
                                        ----------------------------------------
                                    Name: Christie S. Tyler
                                    Title: President and Chief Executive Officer